Contact:	Julia McCartney, 714.667.8252, ext. 230 julia.mccartney@grubb-ellis.com

Grubb & Ellis Healthcare REIT Acquires
Academy Medical Center in Tucson, Ariz.

SANTA ANA, Calif. (June 27, 2008) – Grubb & Ellis Healthcare REIT, Inc. today announced the acquisition of Academy Medical Center, a four-building medical office property in Tucson, Ariz.

Academy Medical Center consists of approximately 41,000 square feet of gross leaseable area situated on approximately five acres of land. Located at 310 N. Wilmot Road, the property offers 251 parking spaces, and is 94.5 percent leased to various tenants, including Healthsouth Surgery, Laboratory Corporation of America and Academy Dental Care. The site joins two other properties owned by Grubb & Ellis Healthcare REIT in the Tucson area, Desert Life Medical Plaza and 6261 North La Cholla Boulevard.

“Academy Medical Center is an excellent asset located in a thriving market for medical services,” said Danny Prosky, Executive Vice President of Acquisitions for Grubb & Ellis Healthcare REIT. “The property, located on the St. Joseph’s Hospital campus, further strengthens the Grubb & Ellis Healthcare REIT portfolio.”

St. Joseph’s Hospital, currently undergoing a large expansion, is a 309-bed not-for-profit facility that offers various medical services, including robotic surgery, sports medicine and a diabetes care center. Adjacent to Academy Medical Center is Kindred Hospital, a 51-bed facility that provides long-term acute care.

Academy Medical Center was acquired from an unaffiliated third party represented by Braxton Glass of E.B.S. & Associates. Financing for this acquisition was primarily provided by Wachovia Financial Services, Inc. and through utilization of the Grubb & Ellis Healthcare REIT line of credit.

As of June 13, 2008, Grubb & Ellis Healthcare REIT has sold approximately 36 million shares of its common stock, excluding the shares issued under its distribution reinvestment plan, for approximately $360 million through its initial public offering, which began in the third quarter of 2006.

Grubb & Ellis Healthcare REIT offers a monthly distribution of 7.25 percent per annum and, as of June 25, 2008, has made 32 geographically diverse acquisitions valued at approximately $604 million, based on purchase price.

About Grubb & Ellis
Grubb & Ellis Company (NYSE: GBE), one of the largest and most respected commercial real estate services companies, is the sponsor of Grubb & Ellis Healthcare REIT, Inc. With more than 130 owned and affiliate offices worldwide, Grubb & Ellis offers property owners, corporate occupants and investors comprehensive integrated real estate solutions, including transaction, management, consulting and investment advisory services supported by proprietary market research and extensive local market expertise.

Grubb & Ellis and its subsidiaries are leading sponsors of real estate investment programs that provide individuals and institutions the opportunity to invest in a broad range of real estate investment vehicles, including tax-deferred 1031 tenant-in-common (TIC) exchanges; public non-traded real estate investment trusts (REITs) and real estate investment funds. As of March 31, 2008, more than $3.4 billion in investor equity has been raised for these investment programs. The company and its subsidiaries currently manage a growing portfolio of more than 218 million square feet of real estate. In 2007, Grubb & Ellis was selected from among 15,000 vendors as Microsoft Corporation’s Vendor of the Year. For more information regarding Grubb & Ellis Company, please visit www.grubb-ellis.com.

FORWARD-LOOKING LANGUAGE

This press release contains certain forward-looking statements with respect to the importance that the property adds to the Grubb & Ellis Healthcare REIT portfolio. Forward-looking statements are statements that are not descriptions of historical facts and include statements regarding management’s intentions, beliefs, expectations, plans or predictions of the future, within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to, the following: uncertainties regarding changes in the healthcare industry; uncertainties relating to changes in general economic and real estate conditions; uncertainties relating to the local economy and demand for healthcare related services in the greater Tucson, Arizona area; the strengths and financial condition of Academy Medical Center, St. Joseph’s Hospital and Kindred Hospital; the uncertainties relating to the implementation of our real estate investment strategy; and other risk factors as outlined in the company’s prospectus, as amended from time to time, and as detailed from time to time in our periodic reports, as filed with the Securities and Exchange Commission.